Exhibit 35
SERVICER COMPLIANCE STATEMENT
     I, Deb Smidt, the Vice President and Controller of DaimlerChrysler Financial Services Americas LLC, the Servicer of DaimlerChrysler Auto Trust 2007-A, certify that:
(a)	A review of the Servicer’s activities during the reporting period and of its performance under the applicable servicing agreement has been made under my supervision.
(b)	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the agreement in all material respects throughout the reporting period.

Date: March 24, 2008	/s/ Deb Smidt
Deb Smidt
Vice President and Controller DaimlerChrysler Financial Services Americas LLC, as Servicer of DaimlerChrysler Auto Trust 2007-A